Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is entered into on August 17, 2007, by and among WCI COMMUNITIES, INC., a Delaware corporation (“Borrower”), each Lender that is a party hereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, and an L/C Issuer.

R E C I T A L S

A. Reference is hereby made to that certain Senior Revolving Credit Agreement dated as of June 13, 2006 (as amended, the “Credit Agreement”), executed by Borrower, the Lenders defined therein, and Bank of America, N.A., as Administrative Agent, Swing Line Lender, and an L/C Issuer (Administrative Agent, Swing Line Lender, L/C Issuers, and Lenders are individually referred to herein as a “Credit Party” and collectively referred to herein as the “Credit Parties”).

B. Capitalized terms used herein shall, unless otherwise indicated, have the respective meanings set forth in the Credit Agreement.

C. Borrower has requested that Lenders waive certain Events of Default under the Credit Agreement and modify certain provisions contained in the Credit Agreement, and the Credit Parties that are party hereto have agreed to such waiver and such modifications, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to the Credit Agreement.

(a) Section 1.01 is hereby amended to delete the definitions of “Increasing Lender,” “Permitted Stock Purchases,” and “Subsequent Lender” in their entirety.

(b) Section 1.01 is hereby amended to add the following definitions in the appropriate alphabetical order:

“Acceptable Appraisal” means an appraisal commissioned by and addressed to Administrative Agent (reasonably acceptable to Administrative Agent as to form, assumptions, substance, and appraisal date), prepared by a qualified professional appraiser acceptable to Administrative Agent, and complying in all material respects with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“Appraised Value” means, with respect to any Property or any portion thereof, the “as is” appraised value of such Property or portion thereof set forth in the most-recent Acceptable Appraisal obtained by Administrative Agent pursuant to the Loan Documents. The Appraised Value of (a) a Property shall be adjusted to take into account any portion that has been sold or otherwise transferred, and (b) a portion of a Property (including Developed Lots, Developed Parcels, Units, and Tower Units) shall be calculated based upon the Acceptable Appraisal for such Property and allocated to such portion of such Property by Borrower based upon a reasonable methodology approved by Administrative Agent.

“Bronxville, New York Project” means the fifty-four (54) Tower Unit development located north of New York City.

“Excluded Properties” means Properties owned by a member of the Consolidated Group that are subject to Liens otherwise permitted hereunder securing Indebtedness otherwise permitted hereunder to the extent that such Indebtedness does not permit such member of the Consolidated Group to grant a Lien in favor of Collateral Agent, for the benefit of the Lenders and the lenders that are party to the Senior Term Loan.

“Mortgages” has the meaning set forth in Section 2.16(c).

“Mortgaged Properties” means the “Mortgaged Property” defined in the Mortgages.

“Proposed Slate” means the following slate of directors presented by Borrower to its shareholders for election on or before September 15, 2007: (a) three (3) members from Borrower’s existing board, (b) three (3) members designated by Carl Icahn and certain of his affiliates (the “Icahn Group”), and (c) three (3) members comprised of any independent director(s) mutually agreed upon by Borrower’s existing board and the Icahn Group or any member designated by the other large existing shareholders (other than the Icahn Group), and (x) in the case of the foregoing clause (a), in the event any one or more of the three (3) members from Borrower’s existing board ceases to be a director, any replacement director(s) approved by a majority of the remaining members from Borrower’s existing board (and any replacement director(s) pursuant to this clause (x)); (y) in the case of the foregoing clause (b), in the event any one or more of the three (3) members designated by the Icahn Group ceases to be a director, any replacement director(s) approved by a majority of the remaining members designated by the Icahn Group (and any replacement director(s) pursuant to this clause (y)); and (z) in the case of the foregoing clause (c), in the event any one or more of the three (3) members designated by the other large existing shareholders (other than the Icahn Group) or mutually agreed upon by Borrower’s existing board and the Icahn Group ceases to be a director, any replacement director(s) approved by a majority of the members designated by the Icahn Group (or any replacements thereof) and a majority of the members (or any replacements thereof) from Borrower’s existing board.

“Second Amendment” means the Second Amendment to Credit Agreement dated as of the Second Amendment Effective Date, executed by Borrower, Bank of America, as Administrative Agent, Swing Line Lender, and an L/C Issuer, and the other Lenders party thereto.

“Second Amendment Effective Date” means August 17, 2007.

“Tower Unsold Unit” means a Tower Unit for which a Housing Purchase Contract has not been entered into.

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(c) Section 1.01 is hereby amended to delete the definition of “Applicable Rate” in its entirety and replace such definition with the following:

“Applicable Rate” means, at the time of determination thereof, a percentage per annum as shown below:

Eurodollar Rate /Swing Line Rate	Base Rate	Performance Letter of Credit Fee	Financial Letter of Credit Fee	Unused Fee
3.00%	1.00%	3.00%	3.00%	0.25%

(d) Section 1.01 is hereby amended to delete the definition of “Borrowing Base” in its entirety and replace such definition with the following:

“Borrowing Base” means, as of any date of determination, the sum of the following assets which shall not be encumbered by any Lien, except for Customary Permitted Liens and as provided in subparagraph (g) below:

(a) Unrestricted Cash. One hundred percent (100%) of Unrestricted Cash in excess of $10,000,000, provided that the maximum amount of availability includable in the Borrowing Base for Unrestricted Cash shall be $300,000,000; plus

(b) Tower Construction Projects. With respect to a Tower Construction Project owned by a Loan Party and financed under this Agreement, one hundred percent (100%) of the Adjusted Project Costs incurred by such Loan Party with respect thereto, provided that the Adjusted Project Costs shall be excluded from computation in the Borrowing Base under this subparagraph (b) on the date which is ninety (90) days from the Tower Completion Date for such Tower Construction Project; furthermore, the maximum amount of availability includable in the Borrowing Base amount under this subparagraph (b) shall not exceed eighty percent (80%) of the Project Costs for such Tower Construction Project; plus

(c) Sold Units. With respect to Units or Tower Units owned by a Loan Party subject to Housing Purchase Contracts (but not yet closed), ninety percent (90%) of the difference between (i) the Unit Costs or Tower Unit Costs, as applicable, incurred by a Loan Party with respect thereto, and (ii) the aggregate amount of all Customer Deposit Liabilities held pursuant to each such Housing Purchase Contract which may be applied to the Unit Costs or Tower Unit Cost, as applicable; provided that any such Tower Units shall be excluded from computation in the Borrowing Base under this subparagraph (c) on the date which is one hundred and eighty (180) days from the Tower Completion Date for such Tower Units; furthermore, the maximum amount of availability includable in the Borrowing Base amount under this subparagraph (c) attributable to Tower Units shall not exceed ninety percent (90%) of the sales price under the Housing Purchase Contracts for such Tower Units; plus

(d) Unsold Units. With respect to Unsold Units and Tower Unsold Units owned by a Loan Party, sixty-five percent (65%) of the Unit Costs or Tower Unit Costs, as applicable, incurred by a Loan Party with respect thereto; provided that Unsold Units and Tower Unsold Units shall be excluded from computation in the Borrowing Base

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under this subparagraph (d) on and after that date which is one (1) year from the date of the issuance of a certificate of occupancy for each such Unsold Unit or Tower Unsold Unit; plus

(e) Finished Land Inventory and Land Development in Process. Sixty percent (60%) of the sum of (i) Finished Land Inventory Book Value owned by a Loan Party, (ii) the Developed Lot Costs and the Developed Parcel Costs of improvements made by a Loan Party to Developable Land and Developed Parcels not covered by (b), (c), or (d), above, and (iii) the Developable Land Book Value of the Developable Land subject to the improvements described in clause (ii); provided that there shall be excluded from this subparagraph (e) Developed Lots that are included within the Borrowing Base under any other category set forth herein and that the maximum amount of availability includable in the Borrowing Base for Developed Parcels shall not exceed thirty (30%) of the Borrowing Base; plus

(f) Amenities. With respect to Amenities owned by a Loan Party and operated as Equity Clubs and Non-Equity Clubs, thirty-five percent (35%) of the difference of the actual cost of the Amenities less the portion of such costs allocated on a pro rata basis to sold memberships and sold marina slips; and with respect to Operating Amenities, thirty-five percent (35%) of the cost basis thereof; provided that the maximum amount of availability includable in the Borrowing Base amount under this category shall not exceed ten percent (10%) of the Borrowing Base; plus

(g) Unimproved Developable Land. With respect to Developable Land owned by a Loan Party where improvements have not commenced and which is not covered by any other category in the Borrowing Base, thirty-five (35%) of the difference of (i) Developable Land Book Value, minus (ii) the amount of CDD Obligations and Permitted Mortgages applicable to such Developable Land; provided that the maximum amount of availability includable in the Borrowing Base amount under this category shall not exceed ten percent (10%) of the Borrowing Base;

provided, however, that:

(i) the cost basis for any Borrowing Base asset shall not exceed its net realizable value determined in accordance with GAAP and with respect to any Borrowing Base category on a Project basis as to such category;

(ii) for purposes of the cost calculations in the Borrowing Base, capitalized costs such as interest expenses and Taxes shall be included and capitalized cost such as corporate general and administrative costs and marketing costs shall be excluded;

(iii) if Administrative Agent has an Acceptable Appraisal with respect to a Property (or any portion thereof) that is included in the Borrowing Base, then the amount of availability includable in the Borrowing Base amount attributable to such Property (or portion thereof) shall be equal to the lesser of (A) the amounts calculated as set forth above, and (B) the amounts that would be calculated as set forth above using the Appraised Value of such Property (or portion thereof) instead of Adjusted Project Costs, Unit Costs, Tower Unit Costs, Finished Land Inventory Book Value, actual costs, Developed Lot Costs, the Developed Parcel Costs, or Developable Land Book Value, as applicable;

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(iv) Tower Construction Projects, Tower Units and Tower Unsold Units owned by a Loan Party and financed by Tower Construction Loans shall not be included in the Borrowing Base until such time as they are no longer subject to any Liens (other than Customary Permitted Liens);

(v) a Tower Construction Project shall not be included in the Borrowing Base unless such Tower Construction Project complies with the requirements set forth in Section 8.02;

(vi) except for the Bronxville, New York Project, no Tower Construction Projects shall be included in the Borrowing Base unless such Tower Construction Project was included in the Borrowing Base prior to the Second Amendment Effective Date; and

(vii) no Property shall be included in the Borrowing Base (A) after the date that is sixty (60) days after the Second Amendment Effective Date (provided that, to the extent that Borrower is diligently pursuing same, Collateral Agent may, in its discretion, extend such sixty (60) day period to up to one hundred twenty (120) days after the Second Amendment Effective Date) unless the applicable Loan Party shall have executed a Mortgage covering such Property and (B) after the date that is one hundred twenty (120) days after the Second Amendment Effective Date (provided that, to the extent that Borrower is diligently pursuing same, Collateral Agent may, in its discretion, extend such one-hundred-twenty (120) day period to up to one hundred eighty (180) days after the Second Amendment Effective Date) unless Borrower shall have complied with Section 2.16(d) with respect to such Property.

(e) Section 1.01 is hereby amended to delete the definition of “Borrowing Base Availability” in its entirety and replace such definition with the following:

“Borrowing Base Availability” means, as of any date, the sum of (a) the Borrowing Base minus (b) the sum of (without duplication) (i) all Senior Unsecured Debt (other than under this Agreement), and (ii) the Indebtedness under the Senior Term Loan.

(f) Section 1.01 is hereby amended to delete clause (b) of the definition of “Change of Control” in its entirety and replace such clause with the following:

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (iii) who were named in the Proposed Slate, or (iv) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i), (ii), and (iii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of clause (ii) , clause (iii), and clause (iv) any

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individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(g) Section 1.01 is hereby amended to delete the definition of “Customary Permitted Liens” in its entirety and replace such definition with the following:

“Customary Permitted Liens” means the Liens permitted hereunder pursuant to Sections 7.02(a), (b), (c), (e), (f), (g), (h), (j), (o), (p), (q), (r), and (s).

(h) Section 1.01 is hereby amended to delete the definition of “Excluded Subsidiaries” in its entirety and replace such definition with the following:

“Excluded Subsidiaries” means (a) the Subsidiaries set forth on Schedule 5.11 as of the Closing Date, (b) any Captive Insurance Company, (c) Financial Resources Group, Inc., (d) WCI Towers Northeast USA, Inc., and (e) any other Subsidiary designated from time to time by Borrower that has Indebtedness otherwise permitted hereunder to the extent that such Indebtedness does not permit such Subsidiary to be a Guarantor.

(i) Section 1.01 is hereby amended to delete the definition of “Permitted Subordinated Debt Payments” in its entirety and replace such definition with the following:

“Permitted Subordinated Debt Payments” means regularly scheduled payments and mandatory redemptions with respect to Borrower’s 4% Contingent Convertible Subordinated Notes due 2023, so long as no Default or Event of Default exists and such payments would not cause a Default or Event of Default to occur.

(j) Section 2.06 is hereby deleted in its entirety and replaced with the following:

2.06 Termination or Reduction of Commitments.

(a) Voluntary. Borrower may, upon notice to Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Swing Line Sublimit shall be automatically reduced by the amount of such excess. Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

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(b) Mandatory. On each date set forth below, the Aggregate Commitments shall be reduced by the amount set forth opposite such date below:

Date	Amount of Reduction
First Amendment Effective Date	$80,000,000
Second Amendment Effective Date	$150,000,000
July 1, 2008	$100,000,000
July 1, 2009	$50,000,000

Each such reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.

(k) Section 2.15 is hereby deleted in its entirety.

(l) Section 2.16 is hereby deleted in its entirety and replaced with the following:

2.16 Collateral.

(a) Personal Property Security Documents. Within thirty (30) days after the First Amendment Effective Date, Borrower and each of its Subsidiaries (other than Subsidiaries approved by Administrative Agent that are not wholly-owned, directly or indirectly, by Borrower) (each, a “Grantor”) shall (i) execute and deliver one or more pledge and security agreements pursuant to which each of them grants to Administrative Agent, as Collateral Agent for the Lenders and for the lenders that are party to Senior Term Loan (the “Collateral Agent”), subject to the occurrence of a Trigger Event (as defined below), a Lien in and to substantially all its non-real estate assets (collectively, the “Security Agreements”), which Lien shall, upon perfection in accordance with paragraph (b) of this Section 2.16, be prior to all other Liens on such assets (other than Customary Permitted Liens) and (ii) execute and deliver all instruments and documents (other than Uniform Commercial Code (“UCC”) financing statements) necessary for Collateral Agent to perfect such grant of a Lien upon the occurrence of a Trigger Event to the extent that such Lien may be perfected by filing or possession (or, in the case of a Grantor’s principal deposit accounts, by control) under the UCC (collectively, together with the Security Agreements, the Mortgages, and all other mortgages, deed of trusts, collateral assignments, pledge agreements, or other agreements, instruments, or documents delivered to Collateral Agent pursuant to this Agreement that create or purport to create a Lien in favor of Collateral Agent, for the benefit of the Lenders and the lenders that are party to the Senior Term Loan, the “Security Documents”), together with such officers’ certificates, resolutions, and opinions of counsel as Administrative Agent shall reasonably request. The Security Documents shall be in form and substance reasonably acceptable to Collateral Agent and the administrative agent under the Senior Term Loan.

(b) Effectiveness of Personal Property Security Documents. The Security Documents shall contain terms that provide that they shall not become effective, unless during the Modification Period, (i) a Default or Event of Default occurs and is continuing as a result of Borrower’s failure to perform or observe any of Sections 7.13, 7.14, 7.15,

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7.16, or 7.17, and (ii) Borrower’s Liquidity does not exceed $150,000,000 (in each case as reflected on the most recent Compliance Certificate delivered pursuant to Section 6.02(b)) (a “Trigger Event”). Thereupon, the grant of the Lien under the Security Documents shall become effective without any further action on the part of any Grantor, and Collateral Agent shall be authorized to file UCC financing statements, obtain full execution of any account control agreements, file any other Security Documents with appropriate Governmental Authorities and undertake any other actions as may be necessary in order to perfect the Lien granted under the Security Agreements, all of which shall be at Borrower’s sole cost and expense. In connection with the perfection of such Lien, Collateral Agent may obtain, at Borrower’s sole cost and expense, such lien searches as Collateral Agent deems necessary to confirm the priority of such Lien. The granting of such Lien pursuant to the Security Agreements shall not otherwise cure or constitute a waiver of any Default or Event of Default hereunder.

(c) Mortgages. As soon as possible and in any event within sixty (60) days after the Second Amendment Effective Date, Borrower and each other Grantor shall execute and deliver to Collateral Agent mortgages (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 6.12, the “Mortgages”) which grant to Collateral Agent a Lien in and to substantially all of its Properties (other than Excluded Properties) that are included in the Borrowing Base, which Lien shall, upon perfection in accordance with clauses (i), (ii), and (iii) below, be prior to all other Liens on such assets (other than Customary Permitted Liens and Liens approved by Collateral Agent), together with:

(i) evidence that counterparts of such Mortgages have been filed in the offices that Collateral Agent may reasonably deem necessary or desirable in order to create a valid Lien on the property described therein in favor of Collateral Agent;

(ii) Financing Statements in form appropriate for filing under the Uniform Commercial Code in all applicable jurisdictions that Collateral Agent reasonably deems necessary, covering the collateral described in the Mortgages; and

(iii) evidence that all other action that Collateral Agent may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the Mortgaged Properties has been taken;

provided that, to the extent that Borrower is diligently pursuing same, Collateral Agent may, in its discretion, extend such sixty (60) day period to up to one hundred twenty (120) days after the Second Amendment Effective Date.

(d) Additional Mortgage Documents. As soon as possible and in any event within one hundred twenty (120) days after the Second Amendment Effective Date, Borrower and each other Grantor shall:

(i) execute and deliver to Collateral Agent all further instruments and documents, including, without limitation, all certificates, instruments,

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certified surveys, appraisals, environmental reports, and opinions of counsel as Collateral Agent may reasonably request, and shall take all further action that may be reasonably necessary or desirable, or that Collateral Agent may reasonably request, to perfect, and protect Liens in favor of Collateral Agent in the Mortgaged Properties;

(ii) if requested by Collateral Agent, cause to be delivered to Collateral Agent one or more ALTA title insurance policies, issued by a title insurer reasonably acceptable to Collateral Agent in amounts reasonably acceptable to Collateral Agent, on a coinsurance and/or reinsurance basis if and as reasonably required by Collateral Agent, insuring that the Mortgages constitute valid Liens covering the Mortgaged Properties and all improvements thereon, having the priority required by Collateral Agent and subject only to those exceptions and encumbrances (regardless of rank or priority) that Collateral Agent approves, in a form reasonably acceptable to Collateral Agent, and otherwise reasonably satisfactory to Collateral Agent; and

(iii) if requested by Administrative Agent, cause to be delivered to Collateral Agent an environmental assessment report, in form and substance reasonably satisfactory to Collateral Agent from an environmental consulting firm reasonably acceptable to Collateral Agent, which report shall identify existing and potential environmental concerns and shall quantify related costs and liabilities, associated with the Mortgaged Properties, and Collateral Agent shall be reasonably satisfied with the nature and amount of any such matters and with Borrower’s plans with respect thereto;

provided that, to the extent that Borrower is diligently pursuing same, Collateral Agent may, in its discretion, extend such one-hundred-twenty (120) day period to up to one hundred eighty (180) days after the Second Amendment Effective Date.

(e) Appraisal Requirement. Promptly following the Second Amendment Effective Date, Administrative Agent will be entitled to obtain, at Borrower’s expense, an Acceptable Appraisal for each Property (or any portion thereof) included in the Borrowing Base. Thereafter, Administrative Agent will be entitled to obtain, and at the request of Required Lenders shall obtain, at Borrower’s expense a new Acceptable Appraisal of each Property (or any portion thereof) included in the Borrowing Base, but not more than once every twelve (12) months during the term of this Agreement; provided that, in addition to the foregoing, Administrative Agent will be entitled to obtain, at Borrower’s expense, additional Acceptable Appraisals of any such Property (or any portion thereof) if (i) an Event of Default exists, or (ii) an appraisal is required under applicable Law.

(f) Further Assurances. Borrower hereby agrees to execute and deliver, and to cause each other Grantor to execute and deliver, such other agreements, documents, assignments, statements or instruments as Collateral Agent may from time to time reasonably request to evidence, perfect or otherwise implement the Lien created by the Security Documents and subject to the terms hereof. All of the foregoing shall be reasonably satisfactory in form and substance to Collateral Agent. Borrower hereby

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irrevocably constitutes and appoints Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the name of Borrower or in its own name, to take any and all actions and to execute any and all documents and instruments which Collateral Agent at any time and from time to time deems necessary or desirable to accomplish the purposes of this Section 2.16.

(g) Collateral Releases. Borrower may request in writing that Collateral Agent release its Lien on Mortgaged Properties or any portion thereof that Borrower or the applicable Grantor has entered into a Housing Purchase Contract to sell such Mortgaged Properties in the ordinary course of business, which provides a closing date that is within thirty (30) days of the requested release. In the event that Collateral Agent receives such request in accordance herewith, then Collateral Agent shall, so long as no Event of Default exists or would result therefrom, release its Lien on such Mortgaged Properties on the date of closing of the sale of such Mortgaged Properties. Upon the release of Collateral Agent’s Liens on any portion of the Mortgaged Properties, such portion of the Mortgaged Properties shall no longer be included in the calculation of the Borrowing Base.

(h) Appointment. Administrative Agent is hereby appointed to act as Collateral Agent under the Security Documents, Collateral Agent is hereby authorized to enter into any intercreditor agreements (the “Intercreditor Agreement”) with the administrative agent under the Senior Term Loan, and Collateral Agent is hereby authorized to take such actions on its behalf and to exercise such powers as are delegated to Collateral Agent by the terms of the Security Documents and the Intercreditor Agreement, if any, together with such actions and powers as are reasonably incidental thereto, in all cases subject to the terms of the Security Documents and any Intercreditor Agreement. Administrative Agent is hereby authorized to execute and deliver the Security Documents and any Intercreditor Agreement on behalf of the Lenders. Collateral Agent shall have all rights under Article X that are afforded to Administrative Agent.

(i) Costs. Borrower shall pay all reasonable fees and expenses associated with any of the actions taken under this Section 2.16, including, without limitation, (i) all reasonable fees and charges any appraisal, re-appraisal, and survey costs, (ii) title insurance charges and premiums, (iii) title search or examination costs, including abstracts, abstractors’ certificates and uniform commercial code searches, (iv) judgment and tax lien searches for each Grantor, (v) reasonable fees and costs of environmental investigations site assessments and remediations, (vi) recordation taxes, documentary taxes, transfer taxes and mortgage taxes, and (vii) filing and recording fees.

(m) Section 6.12 is hereby deleted in its entirety and replaced with the following:

6.12 Additional Guarantors; Additional Collateral.

(a) Notify Administrative Agent at the time that any Person becomes a Subsidiary, unless such Subsidiary is an Excluded Subsidiary, and promptly thereafter (and in any event within sixty (60) days (or such longer period as is reasonably

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acceptable to Administrative Agent)), cause such Subsidiary, unless such Subsidiary is an Excluded Subsidiary, to become a Guarantor, by executing and delivering to Administrative Agent a counterpart of the Unconditional Guaranty or such other document as Administrative Agent shall deem appropriate for such purpose, together with Security Documents covering the collateral described in Section 2.16(a) and all Properties (other than Excluded Properties) owned by such Subsidiary that are included in the Borrowing Base and the other documents described in Section 2.16(c) and (d) requested by Collateral Agent with respect to such Properties, all in form, content and scope reasonably satisfactory to Administrative Agent.

(b) Notify Administrative Agent at the time that any member of the Consolidated Group acquires any Property (other than an Excluded Property) that is included in the Borrowing Base and promptly thereafter (and in any event within sixty (60) days (or such longer period as is reasonably acceptable to Administrative Agent)), cause such member of the Consolidated Group to execute and deliver to Collateral Agent Mortgages covering such Property and the other documents described in Section 2.16(c) and (d) requested by Collateral Agent with respect to such Property.

(n) Section 7.01 is hereby deleted in its entirety and replaced with the following:

7.01 Permitted Indebtedness. Incur or permit to exist or remain outstanding any Indebtedness; provided, however, that the Consolidated Group may incur or permit to exist or remain outstanding:

(a) Tower Construction Loans, subject to the requirements of Section 8.03;

(b) non-recourse purchase money Indebtedness, subject to the restrictions set forth in Section 7.02(l);

(c) Indebtedness assumed in connection with the acquisition of an asset or Indebtedness of a Person, in either case, existing at the time such asset or Person is acquired by, or merged or consolidated with or into, any member of the Consolidated Group (and refinancings, refundings, renewals, extensions, and replacements of such Indebtedness that do not increase the outstanding principal amount thereof at the time of such refinancing, refunding, renewal, extension, or replacement), so long as (i) such Indebtedness was not incurred in contemplation of such acquisition, merger, or consolidation, and (ii) no Default or Event of Default then exists or arises as a result thereof;

(d) [Reserved];

(e) Indebtedness in respect of Swap Contracts;

(f) existing Indebtedness described in Schedule 7.01, and refinancings, refunding, renewals, extensions, and replacements of such Indebtedness that do not increase the outstanding principal amount thereof at the time of such refinancing, refunding, renewal, extension, or replacement;

(g) Guarantees of Indebtedness of any member of the Consolidated Group permitted by clauses (a), (c), and (e) of this Section 7.01; and

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(h) Indebtedness with respect to CDD Obligations.

Without limiting the foregoing, Borrower shall not, nor shall it permit any member of the Consolidated Group to, directly or indirectly incur or permit to exist or remain outstanding any Senior Unsecured Debt. The provisions of the foregoing sentence are not intended to restrict the Consolidated Group from incurring or permitting to exist or remain outstanding purchase money Indebtedness permitted by Section 7.01(b).

(o) Section 7.02 is hereby deleted in its entirety and replaced with the following:

7.02 Permitted Liens. Create or permit to exist any Lien on any of its property except for the following by a member of the Consolidated Group (the “Permitted Liens”):

(a) Liens and other encumbrances arising from attachments or similar proceedings, pending litigation, judgments or taxes or assessments or government charges in any such event whose validity or amount is being contested in good faith by appropriate proceedings and for which adequate reserves have been established and are maintained in accordance with GAAP, or taxes and assessments which are not due and delinquent;

(b) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens and Liens imposed by law, arising in the ordinary course of business, for amounts not yet due or which are being contested in good faith by appropriate proceedings and as to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(c) pledges or deposits made in connection with workmen’s compensation, employee benefit plans, unemployment or other insurance, old age pensions, or other Social Security benefits;

(d) the Permitted Mortgages;

(e) equipment leases or other operating leases in the ordinary course of business;

(f) impact Liens required by applicable Governmental Authorities;

(g) Liens with respect to CDD Obligations;

(h) easements and restrictions of record customary in any of the Core Businesses;

(i) restrictions and easements in connection with an acquisition permitted under Section 7.05 as to a member of the Consolidated Group;

(j) Liens in favor of Administrative Agent, the Lenders or Collateral Agent under or pursuant to this Agreement;

(k) Liens securing Indebtedness permitted under Section 7.01(a);

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(l) Liens securing Indebtedness permitted under Section 7.01(b); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (ii) the Indebtedness secured thereby does not exceed one hundred percent (100%) of cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(m) Liens securing Indebtedness permitted under Section 7.01(c); provided that such Liens exist at the time the relevant asset or Person is acquired by, or merged or consolidated with, the applicable member of the Consolidated Group;

(n) Liens with respect to the Indebtedness allowed under Sections 7.01(e) and (f);

(o) contractual or statutory Liens of landlords and Liens of suppliers (including sellers of goods) and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business;

(p) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions whether arising by contract or operation of law, incurred in the ordinary course of business so long as such deposits are not intended to be collateral for any obligations;

(q) Liens arising from precautionary UCC financing statements regarding operating leases;

(r) Liens encumbering customary initial deposits, and similar Liens attaching to commodity trading accounts or other brokerage accounts, in each case, incurred in the ordinary course of business; and

(s) Liens which arise under Article 4 of the UCC on items in collection and documents and proceeds related thereto.

Without limiting the foregoing, Borrower shall not, nor shall it permit any member of the Consolidated Group to, directly or indirectly (a) create or permit to exist any Lien on any assets or property of any member of the Consolidated Group to secure any Senior Unsecured Debt (other than the Obligations), or (b) create or permit to exist any Lien on any assets or property of any member of the Consolidated Group to secure any Indebtedness then not securing such Indebtedness. The provisions of the foregoing sentence are not intended to restrict the Consolidated Group from incurring or permitting to exist Liens permitted by Section 7.02(l).

(p) Section 7.04 is hereby amended to add the following as Section 7.04(c):

(c) Without the prior written consent of Majority Lenders, sell, transfer, license, lease, or otherwise dispose (including any sale and leaseback transaction) of any property or other assets (other than sales of assets in ordinary course of business) having a book value in excess of $100,000,000 or for aggregate consideration in excess of $100,000,000.

(q) Section 7.07(c) is hereby deleted in its entirety and replaced with the following:

(c) Notwithstanding anything to the contrary contained herein, Borrower shall not, nor shall it permit any member of the Consolidated Group to, directly or indirectly repay, prepay, purchase, redeem or otherwise acquire any Subordinated Indebtedness (other than Permitted Subordinated Debt Payments).

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(r) Section 7.09 is hereby deleted in its entirety and replaced with the following:

7.09 Permitted Distributions. Make any Distributions; provided that (a) Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person, and (b) each Subsidiary may declare and make dividend payments or other distributions to Borrower to permit Borrower to pay any taxes that are due and payable by Borrower and Subsidiaries as part of a Consolidated Group; provided, further, that if no Default or Event of Default has occurred and is continuing or would occur and be continuing as a result thereof, Borrower may redeem or exchange, in whole or in part, any capital stock of Borrower for shares of another class of capital stock of Borrower or rights to acquire shares of such other class of capital stock; provided that such other class of capital stock contains terms and provisions (taken as a whole, and taking into account the relative amounts of the shares of each class of capital stock involved in such redemption of exchange) that are at least as advantageous to Lenders as those contained in the capital stock redeemed or exchanged therefore.

(s) Section 7.15 is hereby deleted in its entirety and replaced with the following:

7.15 Leverage Ratio. Permit the Leverage Ratio determined as of the end of any fiscal quarter of Borrower during the following periods to be greater than (a) 2.15 to 1.0 from June 30, 2007 through December 31, 2007, and (b) 1.75 to 1.0 thereafter.

(t) Section 7.16 is hereby deleted in its entirety and replaced with the following:

7.16 EBITDA to Fixed Charges. Permit the ratio of EBITDA to Fixed Charges to be less than (a) .50 to 1.0 as of June 30, 2007, September 30, 2007, December 31, 2007, March 31, 2008, June 30, 2008, September 30, 2008, and December 31, 2008, (b) 1.0 to 1.0 as of March 31, 2009, (c) 1.25 to 1.0 as of June 30, 2009, (d) 1.50 to 1.0 as of September 30, 2009, (e) 1.75 to 1.0 as of December 31, 2009, and (f) 2.0 to 1.0 as of the last day of any fiscal quarter of Borrower thereafter. Compliance with this covenant shall be calculated on a rolling four (4) quarter basis and shall be tested as of the last day of each fiscal quarter of Borrower.

(u) Section 7.17 is hereby deleted in its entirety and replaced with the following:

7.17 Unsold Units in Production. Permit, at any time during which Borrower does not have an Investment Grade Rating, the number of Unsold Units financed under this Agreement (other than Permitted Unsold Units) as of the end of any fiscal quarter of Borrower during the following periods to exceed (a) from the First Amendment Effective Date through December 31, 2008, fifty percent (50%) of the aggregate number of closed sales of Units for the immediately preceding four (4) fiscal

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quarters of Borrower, and (b) thereafter, thirty-five percent (35%) of the aggregate number of closed sales of Units for the immediately preceding four (4) fiscal quarters of Borrower.

(v) Section 7.18 is hereby deleted in its entirety.

(w) Section 8.01 is hereby deleted in its entirety and replaced with the following:

8.01 Borrowing Base Representations and Covenants.

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, at any time while Borrower does not have an Investment Grade Rating, Borrower shall, and cause each member of the Consolidated Group to, represent, warrant and covenant that the Loan Parties are the owners of all assets (other than with respect to Eligible Joint Ventures) the value of which is to be included in the Borrowing Base, including, without limitation, Unrestricted Cash, Tower Construction Projects, Developable Land, Units, Tower Units, Finished Land Inventory, Eligible Joint Ventures, Eligible Excluded Subsidiaries and the Amenities, and shall neither create nor suffer to exist any Lien (other than Customary Permitted Liens) thereon.

For the purpose of computing the Borrowing Base, Borrower shall furnish to Administrative Agent information with such specificity as Administrative Agent shall from time to time require (a) in the form of Exhibit D (the “Borrowing Base Report”) a certificate signed by a Responsible Officer of Borrower showing the calculations of the Borrowing Base (together with all documentation used in making the calculations), and (b) cost to complete with respect to all Tower Construction Projects. Such Borrowing Base Report and other information shall be provided to Administrative Agent (i) quarterly within forty-five (45) days of the last day of the immediately preceding fiscal quarter, (ii) within thirty (30) days after Collateral Agent has released its Liens in one or more Mortgaged Properties (or portions thereof) pursuant to Section 2.16(g) in connection with any individual sale that had the effect of removing in excess of $50,000,000 in value from the Borrowing Base (provided that such Borrowing Base report will be prepared as of the last day of the most recently ended calendar month giving pro forma effect to such sale), and (iii) within forty-five (45) days after any request by Administrative Agent.

(w) Schedule 2.01 is hereby deleted in its entirety and replaced with Revised Schedule 2.01 attached hereto.

(x) Exhibit E is hereby deleted in its entirety and replaced with Exhibit E attached hereto.

2. Waiver; Release.

(a) Change of Control Waiver. Borrower has notified Administrative Agent that intends to change the composition of the Board of Directors of Borrower on or before September 15, 2007. It is proposed that these changes will result in (i) a decrease in the size of the Board of Directors from ten directors to nine directors, and (ii) the existing directors nominating (A) three (3) members from

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Borrower’s existing board, (B) three (3) members designated by Carl Icahn and certain of his affiliates (the “Icahn Group”), and (C) three (3) members comprised of any independent director(s) mutally agreed upon by Borrower’s existing board and the Icahn Group or any member designated by the other large existing shareholders (other than the Icahn Group) (the “Subject Board Changes”). As a result, Borrower is requesting that Required Lenders waive any Default or Event of Default arising as a result of the Subject Board Changes under clause (b) of the definition of “Change of Control” (“Subject CIC Default”). By execution of this Agreement, each Lender that is a party hereto hereby waives the Subject CIC Default subject to the terms and conditions set forth herein and to the extent the Subject Board Changes occur in the order and manner as set forth in this Section 2(a).

(b) Release of Guarantor. Administrative Agent hereby agrees that on and as of the Second Amendment Effective Date, the obligations of WCI Towers Northeast USA, Inc. under the Unconditional Guaranty are hereby released and terminated.

(c) Limitation. The waiver hereby granted by Lenders in this Section 2(a) does not (i) constitute a waiver or modification of any other terms or provisions set forth in the Credit Agreement or any other Loan Document and shall not impair any right that Administrative Agent or any Lender may now or hereafter have under or in connection with the Credit Agreement or any other Loan Document, (ii) impair Administrative Agent’s or any Lender’s rights to insist upon strict compliance with the Credit Agreement, as amended or otherwise modified hereby, or the other Loan Documents, and (iii) extend to any other Loan Document. The release in Section 2(b) is expressly limited to WCI Towers Northeast USA, Inc. and is not intended to be, and shall not be construed as, a release of any of the obligations of Borrower or any Guarantors under the Loan Documents, and the Unconditional Guaranty remains in full force and effect with respect to all other Guarantors.

3. Effectiveness of Security Documents. Borrower and each other Grantor agree that, notwithstanding the terms of Section 2.16(b) of the Credit Agreement, the Security Agreements, or the other Security Documents, a Trigger Event shall be deemed to have occurred as of the Second Amendment Effective Date and the Trigger Date shall be deemed to be the Second Amendment Effective Date. On the Second Amendment Effective Date, the grant of the Liens under the Security Documents shall become effective without any further action on the part of any Grantor, and Collateral Agent shall be authorized to take such actions set forth in Section 2.16(b).

4. Amendments to Credit Agreement and Other Loan Documents.

(a) All references in the Loan Documents to the Credit Agreement shall henceforth include references to the Credit Agreement as modified and amended by this Agreement, and as may, from time to time, be further modified, amended, restated, extended, renewed, and/or increased.

(b) Any and all of the terms and provisions of the Loan Documents are hereby amended and modified wherever necessary, even though not specifically addressed herein, so as to conform to the amendments and modifications set forth herein.

5. Ratifications. Borrower (a) ratifies and confirms all provisions of the Loan Documents as amended by this Agreement, (b) ratifies and confirms that all guaranties and assurances, granted, conveyed, or assigned to Administrative Agent and Lenders under the Loan Documents are not released, reduced, or otherwise adversely affected by this Agreement and continue to guarantee and assure full payment and performance of the present and future Obligations, and (c) agrees to perform such acts and

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duly authorize, execute, acknowledge, deliver, file, and record such additional documents and certificates as Administrative Agent or Lenders may reasonably request in order to create, preserve and protect those guaranties and assurances.

6. Representations. Borrower represents and warrants to Lenders that as of the date of this Agreement: (a) this Agreement has been duly authorized, executed, and delivered by each Loan Party; (b) no action of, or filing with, any Governmental Authority is required to authorize, or is otherwise required in connection with, the execution, delivery, and performance by any Loan Party of this Agreement; (c) the Loan Documents, as amended by this Agreement, are valid and binding upon each Loan Party that is a party thereto and are enforceable against each Loan Party in accordance with their respective terms, except as limited by Debtor Relief Laws and general principles of equity; (d) the execution, delivery, and performance of this Agreement does not require the consent of any other Person that has not been obtained and do not and will not constitute a violation in any material respect of any Laws, orders of any Governmental Authority, or material agreements to which any Loan Party is a party or by which any Loan Party is bound; (e) all representations and warranties in the Loan Documents are true and correct in all material respects on and as of the date of this Agreement, except to the extent that (i) any of them speak to a different specific date (in which case such representations and warranties are true and correct in all material respects as of such specific date), or (ii) the facts on which any of them were based have been changed by transactions contemplated or permitted by the Credit Agreement; and (f) after giving effect to this Agreement, no Default or Event of Default exists.

7. Conditions. This Agreement shall become effective on the date in which the following conditions precedent have been satisfied or waived:

(a) this Agreement shall have been executed by each Loan Party, Administrative Agent, and Required Lenders;

(b) the representations and warranties in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement, except to the extent that (i) any of them speak to a different specific date, or (ii) the facts on which any of them were based have been changed by transactions contemplated or permitted by the Credit Agreement;

(c) after giving effect to this Agreement, no Default or Event of Default shall exist;

(d) Administrative Agent shall have received a true and correct copy of the Resolutions of Borrower that authorize the execution, delivery, and performance of this Agreement and the other documents executed in connection herewith;

(e) Borrower shall have provided evidence reasonably satisfactory to Administrative Agent that, simultaneously with the effectiveness of this Agreement, the provisions of the Tower Construction Loan Agreements and the Senior Term Loan will have been amended or waived to the extent necessary to correspond to the amendments and waivers with respect to Change in Control set forth in this Agreement;

(f) the Subject Board Changes do not result in a “change in control” or similar event under any agreement evidencing or governing any Indebtedness of the Consolidated Group that has not been waived in writing by all applicable parties; and

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(g) Administrative Agent shall have received, for the benefit of each Lender executing and delivery this Agreement to counsel to Administrative Agent by 12:00 noon (New York time) on Friday, August 17, 2007, an amendment fee equal to the product of (a) the amount of such Lender’s Commitment on the effective date of, and after giving effect to, this Agreement, times (b) 0.35%, and all other fees and expenses payable to Administrative Agent in connection with this Agreement.

8. Continued Effect. Except to the extent amended hereby or by any documents executed in connection herewith, all terms, provisions, and conditions of the Credit Agreement and the other Loan Documents, and all documents executed in connection therewith, shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

9. Miscellaneous. Unless stated otherwise (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) this Agreement shall be construed — and its performance enforced — under New York law, (d) if any part of this Agreement is for any reason found to be unenforceable, all other portions of it nevertheless remain enforceable, (e) this Agreement is a “Loan Document” as defined in the Credit Agreement, and (f) this Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document. Delivery of an executed counterpart of this Agreement by facsimile or email transmission shall be as effective as delivery of a manually executed counterpart hereof.

10. Parties. This Agreement binds and inures for the benefit of each of the parties hereto and their respective successors and permitted assigns.

11. RELEASE. EACH OF THE LOAN PARTIES HEREBY ACKNOWLEDGES THAT THE OBLIGATIONS ARE ABSOLUTE AND UNCONDITIONAL WITHOUT ANY RIGHT OF RECISSION, SETOFF, COUNTERCLAIM, DEFENSE, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY THE OBLIGATIONS OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM ANY CREDIT PARTY. THE LOAN PARTIES HEREBY VOLUNTARILY AND KNOWINGLY RELEASE AND FOREVER DISCHARGE EACH CREDIT PARTY AND ITS PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”), FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AGREEMENT IS EXECUTED, WHICH THE LOAN PARTIES MAY NOW OR HEREAFTER HAVE AGAINST THE RELEASED PARTIES, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND ARISING FROM ANY “LOANS”, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE CREDIT AGREEMENT OR OTHER LOAN DOCUMENTS, AND NEGOTIATION FOR AND EXECUTION OF THIS AGREEMENT.

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12. ENTIRETIES. THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS AMENDED OR OTHERWISE MODIFIED BY THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES ABOUT THE SUBJECT MATTER OF THE CREDIT AGREEMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WCI COMMUNITIES, INC., as Borrower

By:
Ernest J. Scheidemann
Vice President and Treasurer

SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT BETWEEN

WCI COMMUNITIES, INC.,

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT,

AND THE LENDERS DEFINED THEREIN

BANK OF AMERICA, N.A., as Administrative Agent,
Swing Line Lender, an L/C Issuer, and as a Lender

By:
Name:
Title:

SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT BETWEEN

WCI COMMUNITIES, INC.,

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT,

AND THE LENDERS DEFINED THEREIN